SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549


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                                    FORM 8-K
                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 April 19, 1999


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                           Blount International, Inc.

             (Exact name of registrant as specified in its charter)


           Delaware                 001-11549               63-0780521
        (State or other         (Commission File         (I.R.S. Employer
        jurisdiction of              Number)              Identification
        incorporation)                                        Number)


          4520 Executive Park Drive                         36116-1602
             Montgomery, Alabama                            (Zip Code)
   (Address of principal executive offices)


                                 (334) 244-4000
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

On April 19, 1999, Blount International, Inc. issued the following press release:

Blount International, Inc. ("Blount") (NYSE - BLT.A & BLT.B) and Lehman Brothers Merchant Banking Partners II L.P. and its affiliated co-investors ("Lehman Brothers Merchant Banking Partnership") today jointly announce the signing of a definitive merger agreement providing for the merger of Blount with an entity wholly-owned by Lehman Brothers Merchant Banking Partnership. Upon completion of the transaction, Lehman Brothers Merchant Banking Partnership will be the majority owner of Blount. The total value of the transaction, including equity and debt, is approximately $1.35 billion.

The merger agreement provides that Blount shareholders may elect to receive $30 in cash for each of their shares or to retain Blount common stock. The election to retain stock is subject to proration so that, regardless of the elections among shareholders, approximately 96 percent of the outstanding Blount shares will be exchanged for cash and approximately 4 percent will be retained by existing shareholders.

After giving effect to the merger, Lehman Brothers Merchant Banking Partnership and Blount's current management will own approximately 90 percent of Blount, and Blount's pre-merger shareholders will own approximately 10 percent. In connection with the merger, Blount will be capitalized with approximately
$462 million of equity, of which approximately $417 million will be invested by Lehman Brothers Merchant Banking Partnership and management. Senior credit commitments and interim term loan commitments for $500 million and $325 million respectively have been obtained from Lehman Brothers Holdings Inc. to finance the transaction.

The Blount Holding Company, L.P., which holds shares representing approximately 63 percent of the outstanding Blount stock on a voting basis, has agreed to vote its shares in favor of the merger. The merger, which is expected to be consummated during the second or third quarter of 1999, is subject to customary conditions including the completion of financing, the approval of Blount stockholders and the expiration of antitrust regulatory waiting periods.

Winton M. (Red) Blount, founder and Chairman of Blount, said, "I am pleased that this transition of ownership has maximized shareholder value for those who have invested in this company over the years without sacrificing the future and financial security of our employees. Since our founding in 1946, hundreds of thousands of employees have helped build Blount into one of the world's outstanding companies. The dedicated workforce with which we have been blessed over the years has been one of our most important assets. This, coupled with brand leadership, innovative ideas and new product development, and world-class quality has been a hallmark of our many successes. I am sure that with new ownership the company will continue to thrive in an ever-growing worldwide marketplace into the next millennium. Blount has always maintained a reputation for outstanding accomplishments and our people have always met challenges head on by delivering beyond the expected. We expect that to continue and we offer our heartfelt thanks and good wishes for continued success to all."

Blount International, Inc., through its wholly owned subsidiary Blount, Inc., operates in three principal business segments: Outdoor Products, Sporting Equipment, and Industrial and Power Equipment. Blount's products are manufactured all over the world with sales in over 100 countries. Blount is headquartered in Montgomery, Alabama.

Lehman Brothers Merchant Banking Partnership is a $2.0 billion institutional merchant banking fund focused on investments in established operating companies.

In connection with the transaction, The Beacon Group acted as financial advisor for Blount.

Any offering of securities in connection with the merger will be made only by means of a prospectus.

Forward looking statements in this release, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                          BLOUNT INTERNATIONAL, INC.


                                          By:  /s/ Harold E. Layman
                                               -------------------------------
                                               Harold E. Layman
                                               Executive Vice President &
                                               Chief Financial Officer




Date:  April 20, 1999